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                                                                       EXHIBIT 9

                       DEMAND TO INSPECT CORPORATE RECORDS


New Frontier Media, Inc.
7007 Winchester Circle
Suite 200
Boulder, CO 80301

Attn:  Michael Weiner, Secretary


        I hereby demand, pursuant to Sections 7-116-102 and 7-116-103 of the Colorado Business Corporation Act (the "Act"), that the following records of New Frontier Media, Inc., a Colorado corporation (the "Company"), be made available to me or my agent or attorney for inspection and copying, at the Company's principal office, on Friday, April 5, 2002:

        1.      Each of the items listed in Section 7-116-101(5) of the Act;

        2. Minutes of each meeting of the Company's board of directors (the "Board") or any committee of the Board held, and records of any actions by the Board or any committee of the Board without a meeting taken, during the last two years;

        3.      Accounting records of the Company for the past two years; and

        4. All records of the names and addresses of the shareholders of the Company maintained pursuant to Section 7-116-101(3) of the Act.

        The purposes of my inspection of the records listed in items 2 and 3 above are to investigate suspected corporate mismanagement (as evidenced, in part, by the steep decline in the value of the Company's stock over the past two years) and possible breaches of duties by the Company's management. The purpose of my inspection of the records listed in item 4 above is to obtain information in anticipation of possible communications with the Company's shareholders regarding corporate affairs.

        I or my agent or attorney will arrive at the Company's principal office on the morning of April 5, 2002, to conduct the inspection of the records described above.

Date:   March 29, 2002



                                                _/s/ Edward J. Bonn__________
                                                Edward J. Bonn